SUBSIDIARIES OF HOLMES PRODUCTS CORP.

(1) Holmes Manufacturing Corp. (Massachusetts corporation)

(2) Holmes Air (Taiwan) Corp. (Massachusetts corporation)

(3) Holmes Air (Canada) Corp. (Ontario corporation)

(4) Holmes Products (Far East) Limited (Bahamian corporation)

    (a) Esteem Industries Limited (Hong Kong corporation)

        (i)  Dongguan Huixun Electrical Products Co., Ltd. (Chinese corporation)

    (b)      Raider Motor Corporation (Bahamian corporation)

        (i)  Dongguan Raider Motor Corporation Ltd. (Chinese corporation)

    (c)      Holmes Products (Europe) Limited (UK corporation)

(5) Holmes Motor Corp. (Delaware corporation)

(6) The Rival Company (Delaware corporation)

    (a)      Patton Electric Company, Inc. (Indiana corporation)

             (i)  Patton Electric Hong Kong, Limited (Hong Kong corporation)(A)

    (b) Patton Building Products, Inc. (f/k/a FASCO Consumer Products, Inc.) (Delaware corporation)

    (c)      Waverly Products Company, Ltd. (Jamaican corporation)(B)

    (d)      Rival Consumer Sales Corporation (Missouri corporation)

    (e) The Rival Company of Canada, Ltd. (f/k/a Bionaire, Inc.) (Canadian corporation)

    (f)      Bionaire International, B.V. (Netherlands corporation)

    (g)      Rival De Mexico S.A. de C.V. (Mexican corporation)(C)
-----------------------------
(A) Patton Electric Hong Kong, Limited is owned jointly by Patton Electric Company, Inc. (99.9%) and The Rival Company (0.1%).

(B) Waverly Products Company, Ltd. is owned jointly by The Rival Company (99%) and Patton Electric Company, Inc. (1%).

(C) Rival De Mexico S.A. de C.V. is owned 99.9% by The Rival Company directly and 0.1% held in trust for The Rival Company.